Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STRONGHOLD DIGITAL MINING, INC.

Stronghold Digital Mining, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the “DGCL”), hereby certifies as follows:

1.The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on March 19, 2021.

2.This Amended and Restated Certificate of Incorporation (this “Certificate”), which amends and restates the Original Certificate in its entirety, was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

3.This Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4.The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

Article I
Name

The name of the Corporation is Stronghold Digital Mining, Inc.

Article II
Registered Agent

The address of its registered office in the State of Delaware is: 251 Little Falls Drive, Wilmington, Delaware, County of New Castle, 19808. The name of its registered agent at such address is: Corporation Service Company.

Article III
Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV
Capitalization

Section 4.1Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 300,000,000 shares, consisting of (A) 238,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (B) 12,000,000 shares of Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common

Stock”), and (C) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows.

Section 4.2Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the “Board”) or, to the extent permitted by the DGCL, any committee thereof established by resolution of the Board pursuant to the bylaws of the Corporation (the “Bylaws”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.  The Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate, including any Preferred Stock Designation.

As of the effective date of this Certificate, 5,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”). The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Series A Preferred Stock.

(a)Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(i)Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to the stockholders of the Corporation, an amount per share equal to the Stated Value (as defined below) for such share of Series A Preferred Stock, plus an amount per share equal to the Stated Value of any shares of Series A Preferred Stock that are issuable as the result of accrued, but unpaid, PIK Dividends. If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled under this Section 4.2(a)(i), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Stated Value” shall mean Twenty-Five United States Dollars and No Cents ($25.00) per share, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations and similar transactions.

(ii)Payments to Holders of Class A Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock as provided in Section 4.2(a)(i), the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Class A Common Stock, pro rata based on the number of shares of Class A Common Stock held by each such holder.

(iii)Deemed Liquidation Events.

(A)Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock (voting as a single class on an as-converted basis) (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(1)a merger or consolidation in which (I) the Corporation is a constituent party or (II) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (x) the surviving or resulting party or (y) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 4.2(a)(iii)(A), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(2)the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

Notwithstanding the foregoing, a Significant Transaction Event shall not be considered a Deemed Liquidation Event.

(B)Public Offering or Listing Facilitation Transaction. Under no circumstances shall a public offering of the Corporation’s securities, including a public offering that results in a change of control of the Corporation, or a merger or other business combination or issuance of securities of the Corporation designed to increase the number of stockholders of the Corporation in order to facilitate a listing on a national securities exchange be considered a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

(C)Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Section 4.2(a)(iii)(A)(1)(I), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow, the definitive agreement for such transaction shall provide that the portion of such consideration that is placed in escrow shall be allocated among the holders of capital stock of the Corporation pro rata based on the amount of such consideration otherwise payable to each stockholder (such that each stockholder has placed in escrow the same percentage of the total consideration payable to such stockholder as every other stockholder).

(D)Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 4.2(a)(iii) shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

(b)Voting.  Holders of shares of Series A Preferred Stock shall vote together with holders of Common Stock on an as-if converted to Class A Common Stock basis on any matters coming before the stockholders of the Corporation for a vote. Notwithstanding the foregoing, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)materially change the principal business of the Corporation unless in connection with a Significant Transaction Event; or

(ii)except in connection with a Significant Transaction Event, sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of the Corporation or permit any direct or indirect subsidiary to do so; provided, however, that no consent or vote of the Requisite Holders shall be required in connection with sales of mining equipment in the ordinary course of the Corporation’s business and in a manner consistent with the principal business of the Corporation.

(c)Dividends.

(i)Dividends Generally. The holders of shares of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as if converted to Class A Common Stock basis) to and in the same form as dividends actually paid on shares of the Class A Common Stock when, as and if such dividends are paid on shares of the Class A Common Stock. Except as set forth in this Section 4.2(c)(i) and for PIK Dividends (as defined below), no other dividends shall be paid on shares of Series A Preferred Stock.

(ii)PIK Dividends. The Corporation shall be required to pay a dividend in fully paid and non-assessable shares of Series A Preferred Stock (each a “PIK Dividend” and, collectively, the “PIK Dividends”) equal to the percentage of Stated Value set forth below upon the occurrence of each of the following events:

(A)Failure to File. If the Corporation has not filed or confidentially submitted a registration statement (the “Registration Statement”) to register the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock (the “Registrable Securities”) on or before the date that is One Hundred and Twenty (120) days following the date that the first share of Series A Preferred Stock is issued (the “Original Issue Date”), the Corporation shall accrue daily a PIK Dividend equal to Ten Percent (10%) per annum of Stated Value;

(B)Failure to be Declared Effective and to List. If the Registration Statement has not been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and the Registrable Securities are not listed on a National Securities Exchange (as such term is defined in that certain Registration Rights Agreement, dated as of April 1, 2021, by and between the Corporation and the purchasers of the Series A Preferred Stock (the “Registration Rights Agreement”)) on or before the date that is Two Hundred Forty (240) days after Original Issue Date, the Corporation shall accrue daily a PIK Dividend of twelve percent (12%) per annum of Stated Value, or fifteen percent (15%) per annum of Stated Value for each day such failure continues after five hundred and forty (540) days after the Original Issue Date. Such PIK Dividend shall be instead of, and not in addition to, any PIK Dividend also accruing under Section 4.2(c)(ii)(A); and

(C)Mandatory Redemption Failure. If the Corporation fails to complete a Mandatory Redemption (as defined below) when required to do so, it shall continue to pay a PIK Dividend of Twelve Percent (12%) of Stated Value.

The PIK Dividends shall be paid by delivering to each record holder of Series A Preferred Stock a number of shares of Series A Preferred Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series A Preferred Stock owned by such record holder (rounded to the nearest whole cent) by (y) the Stated Value.

Notwithstanding the foregoing, PIK Dividends shall cease cumulating and accruing upon the earliest to occur of (1) the date of the satisfaction of the conditions set forth in Section 4.2(c)(ii)(A), Section 4.2(c)(ii)(B) and Section 4.2(c)(ii)(C) that gave rise to such PIK Dividend (any such date, a “PIK Dividend Satisfaction Date”), and (2) any Conversion Date (as defined below). Upon a simultaneous or consecutive occurrence of two or more events that trigger the accrual of PIK Dividends on one or more days, PIK Dividends shall accrue on each issued and outstanding share of Series A Preferred Stock as if only one Triggering Event had occurred, such that the accrual of PIK Dividends in accordance with this Section 4.2(c)(ii) shall not be doubled, tripled or otherwise multiplied due to the existence of multiple events causing the accrual of PIK Dividends.

Notwithstanding the foregoing, (I) if within 180 days of the Initial Closing, the Corporation enters into a binding definitive agreement or binding instrument relating to a Significant Transaction Event (a “Definitive Instrument”), then the Corporation shall have no obligation to pay any PIK Dividends accrued or payable through such date, and (II) if the Corporation has entered into a Definitive Instrument within 180 days of the Initial Closing and has consummated the Significant Transaction Event within three hundred (300) days of the Initial Closing, then the Corporation shall have no obligation to pay any PIK Dividends accrued or payable through such date. A “Significant Transaction Event” means the date that the Corporation enters into a Definitive Instrument, as applicable, with a third party relating to a merger, share exchange, sale of all or substantially all of the assets of the Corporation or other business combination, restructuring or change of control transaction, including any such transaction intended to result in the Corporation becoming subject to the reporting requirements of Section 13 of 15(d) of the Exchange Act (or becoming a voluntary filer under the Exchange Act), a business combination intended to increase the number of shareholders of the Corporation to facilitate listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.

(d)Automatic Conversion.

(i)Trigger Event. On the Conversion Date (as defined below), each share of Series A Preferred Stock shall be automatically converted (without the payment of additional consideration by the holder thereof), into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Conversion Date. The “Conversion Price” shall initially be equal to the Stated Value, meaning that the initial rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock shall be 1:1. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below. Except as aforesaid, the Series A Preferred Stock is not convertible into Class A Common Stock or any other securities of the Corporation. For purposes hereof, “Conversion Date” means (A) the date that the Registration Statement is declared effective by the SEC or (B) the date on which a Significant Transaction Event occurs.

(ii)Mechanics of Conversion.  All holders of record of Series A Preferred Stock shall be sent written notice of the Conversion Date and the place designated for conversion of all such shares of Series A Preferred Stock pursuant to this Section 4.2(d). Such notice need not be sent in advance of the occurrence of the Conversion Date. Upon receipt of such notice, each holder of Series A Preferred Stock shall, if such holder’s shares are certificated, surrender his, her or its certificate or certificates for all such shares (or, if such holder of Series A Preferred Stock alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and its transfer agent to indemnify the Corporation and/or its transfer agent against any claim that may be made against the Corporation and/or its transfer agent on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation or its transfer agent, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the registered holder of shares of Series A Preferred Stock or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to this Section 4.2(d) will terminate at the Conversion Date (notwithstanding the failure of the holder or holders of Series A Preferred Stock to surrender any certificates at or prior to such time), except only for the rights of the holders of Series A Preferred Stock, upon surrender, if applicable, of their certificate or certificates (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 4.2(d)(ii). As soon as practicable after the Conversion Date and, if applicable, the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and, may, upon written request, issue and deliver a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of its Preferred Stock accordingly.

(iii)Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series A Preferred Stock, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 4.2(d)) upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv)Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the holder of shares of Series A Preferred Stock would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(v)Transfer Taxes and Expenses. The issuance of shares of Class A Common Stock on conversion of the Series A Preferred Stock shall be made without charge to any holder of Series A Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares of Class A Common Stock, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such shares of Class A Common Stock upon conversion in a name other than that of the holders of the Series A Preferred Stock of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such shares of Class A

Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the shares of Class A Common Stock.

(vi)Adjustments to Conversion Price for Diluting Issues.

(A)Special Definitions. For purposes of this Section 4.2(d), the following definitions shall apply:

(1)“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.2(d)(vi)(C) below, deemed to be issued) by the Corporation after the Original Issue Date, other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempted Securities”):

a.as to any series of Preferred Stock, shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock; or

b.shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.2(d)(vii); or

c.up to 1,300,000 shares of Common Stock, Options or other equity-linked securities or awards issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation; or

d.shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

e.shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; or

f.shares of Common Stock, Options, Convertible Securities or other equity or equity-linked securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; or

g.shares of Common Stock, Options, Convertible Securities or other equity or equity-linked issued in connection with a Significant Transaction Event; or

h.shares of Class V Common Stock issued in respect of newly issued common units of Stronghold Digital Mining Holdings, LLC that constitute Exempted Securities (as defined in sub-clauses a. – g. above).

(2)“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3)“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(C)Deemed Issue of Additional Shares of Common Stock.

(1)If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 4.2(d)(vi)(D), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (I) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (II) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (2) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (y) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 4.2(d)(vi)(D) (either because the consideration per share (determined pursuant to Section 4.2(d)(vi)(E)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (I) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (II) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.2(d)(vi)(C)(1)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 4.2(d)(vi)(D), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 4.2(d)(vi)(C) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 4.2(d)(vi)(C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 4.2(d)(vi)(C) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(D)Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.2(d)(vi)(C)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(1)“CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(2)“CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(3)“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock, other than Exempted Securities, issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(4)“B” shall mean the number of shares of Common Stock, excluding Exempted Securities, that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5)“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(E)Determination of Consideration. For purposes of this Section 4.2(d)(vi), the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)Cash and Property. Such consideration shall:

a.insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

b.insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

c.in the event Additional Shares of Common Stock are issued together with other shares or securities, excluding Exempted Securities, or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses a. and b. above, as determined in good faith by the Board of Directors of the Corporation.

(2)Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.2(d)(vi)(C), relating to Options and Convertible Securities, shall be determined by dividing:

a.The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number), excluding Exempted Securities, issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(F)Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 4.2(d)(vi)(D) then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(vii)Certain Other Adjustments.

(A)Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (1) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common

Stock or any other common stock equivalents (which, for avoidance of doubt, shall not include any PIK Dividends or shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A Preferred Stock), (2) subdivides outstanding shares of Common Stock into a larger number of shares, (3) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (4) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 4.2(d)(vii)(A) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(B)Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4.2(d)(vii)(A) above, if at any time the Corporation grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holder of shares of Series A Preferred Stock thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder of shares of Series A Preferred Stock could have acquired if the holder of shares of Series A Preferred Stock had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase.

(C)Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (1) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another person, other than a Significant Transaction Event, (2) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, other than a Significant Transaction Event, (3) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding capital stock of the Corporation, other than a Significant Transaction Event, (4) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, other than a Significant Transaction Event, or (5) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), other than a Significant Transaction Event (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, the holder of shares of Series A Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder of shares of Series A Preferred Stock shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file an amended and restated Certificate of Incorporation or Certificate of Designation with the same terms and conditions and issue to the holders of shares of Series A Preferred Stock new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 4.2(d)(vii)(C) pursuant to written agreements entered into prior to such Fundamental Transaction and shall deliver to the holder of shares of Series A Preferred Stock in exchange for the Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series A Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate with the same effect as if such Successor Entity had been named as the Corporation herein.

(viii)Calculations. All calculations under this Section 4.2(d) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4.2(d), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(ix)Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4.2(d), the Corporation shall promptly deliver to each holder of shares of Series A Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be delivered to each holder of shares of Series A Preferred Stock at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (2) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

(e)Redemption.

(i)Mandatory Redemption. Unless prohibited by Delaware law governing distributions to stockholders of a corporation, the Series A Preferred Stock, other than any shares of Series A Preferred Stock held by Aspen Scrubgrass Participant, LLC or any of its affiliates, shall be redeemed (a “Mandatory Redemption”) by the Corporation at a price equal to the Stated Value for such share of Series A Preferred Stock, plus an amount per share equal to the Stated Value of any shares of Series A Preferred Stock that are issuable as the result of accrued, but unpaid, PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to the Corporation on or after the eighteen (18) month anniversary of the Original Issue Date, which notice may only be so provided if on or after such date the Common Stock of the Corporation is not listed on a national securities exchange (the date selected by the Corporation that is within thirty (30) days following the date that the Corporation receives such notice is referred to as the “Redemption

Date”). If on the Redemption Date Delaware law governing distributions to stockholders of a corporation prevents the Corporation from redeeming all outstanding shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares of Series A Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. If the Corporation fails to pay the Redemption Price in full and redeem all outstanding shares of Series A Preferred Stock on the Redemption Date, then PIK Dividends shall accrue as specified in Section 4.2(c)(ii) hereof.

(ii)Redemption Notice. The Corporation shall send written notice of the Mandatory Redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than ten (10) days prior to the Redemption Date. The Redemption Notice shall state:

(A)the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(B)the Redemption Date and the Redemption Price; and

(C)for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(iii)Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(iv)Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

(f)Waiver; Amendment. Any of the rights, powers, privileges and other terms of the Series A Preferred Stock set forth herein may be waived or amended on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of the Requisite Holders.

(g)Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Section 4.2 to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

Section 4.3Common Stock.

(a)The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation.)

(b)Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends and other distributions shall not be declared or paid on the Class V Common Stock unless the dividend consists solely of shares of Class V Common Stock.  Notwithstanding the foregoing, at all times while the Series A Preferred Stock is outstanding, the Corporation shall not, and shall not cause or permit any subsidiary of the Corporation to, without (in addition to any other vote required by law or this Certificate) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of the Series A Preferred Stock or dividends or distributions on the Series A Preferred Stock as otherwise provided herein, (ii) dividends or distributions on Common Stock that consist solely of shares of Common Stock, and/or (iii) repurchases of stock from employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service, or pursuant to a right of first refusal.

(c)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class V Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 4.4Withholding.  The Corporation agrees that, provided that a holder of the Corporation’s capital stock delivers to the Corporation a properly executed IRS Form W-9 certifying as to such holder’s complete exemption from backup withholding (or, if such holder is a disregarded entity for U.S. federal income tax purposes, its regarded owner’s complete exemption from backup withholding), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such holder.  In the event that any holder of the Corporation’s capital stock fails to deliver to the Corporation such properly executed IRS Form W-9, the Corporation reasonably believes that a previously delivered IRS W-9 is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant holder in the form of cash or to request that the relevant holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations.  In the event that the Corporation does not have sufficient cash with respect to any such holder from withholding on cash payments otherwise payable to such holder and cash paid to the Corporation by such holder to the Corporation pursuant to the immediately preceding sentence, the Corporation and its paying agent shall be entitled to withhold taxes on deemed payments, including PIK Dividends and constructive distributions, on the Preferred Stock to the extent required by law, and the Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a PIK Dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.

Article V
Directors

Section 5.1Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Article VI
By Laws

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

Article VII
Limited Liability; Indemnification

Section 7.1Limitation of Personal Liability. No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.2Indemnification.

(a)Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or, while a director or officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERMA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b)The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law,

this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

Article VIII
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in Article VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that at any time while the Series A Preferred Stock is outstanding, the Corporation shall not, without the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, (a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock or (b) effect any adverse amendment of or change to the powers, preferences or rights of the Series A Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, Stronghold Digital Mining, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of April 1, 2021.

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Authorized Person

Signature Page to

Amended and Restated Certificate of Incorporation of

Stronghold Digital Mining, Inc.